Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 of the Registration Statement of Himalaya Technologies, Inc. (formerly Homeland Resources Ltd.) (the “Company”) on Form 10/A of our report dated September 27, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of July 31, 2021 and 2020, and the statements of operations, stockholders' deficit and cash flows for each of the two-years ended July 31, 2021.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

November 8, 2021

331 Newman Springs Road Building 1, 4th Floor, Suite 143 Red Bank, NJ 07701	P (732) 784-1582 F (732) 510-0665